                                                                   Exhibit 10.19


                           MAXWELL TECHNOLOGIES, INC.
                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made as of this 9th day of November, 1999, by and between MAXWELL TECHNOLOGIES, INC. a Delaware corporation, ("Company") and CARLTON J. EIBL ("Executive"). The parties agree with each other as follows:

         1. TERM OF EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ Executive, and Executive agrees to be employed by the Company, for the period commencing on December 1, 1999 and ending on the first to occur of (i) the date on which Executive first qualifies for or elects to receive retirement benefits in accordance with the Company's normal retirement policies and (ii) the date on which this Agreement is terminated by either the Company or Executive pursuant to any subsection of Section 4 hereof.

         2.       DUTIES OF EXECUTIVE.

                  (a) Executive shall serve as the President and Chief Executive Officer of the Company. In such capacities, Executive shall report to the Board of Directors of the Company (the "Board") and Executive shall perform the duties and render the services for and on behalf of the Company associated with the positions he shall hold and as may be set forth from time to time in resolutions of, or other directives issued by, the Board.

                  (b) Executive agrees to perform such duties and render such services to the best of his ability, devoting thereto his entire professional time, attention and energy exclusively to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter may be changed, and shall not during the term of his employment hereunder be engaged in any other business activity, whether or not such business activity is pursued for gain or profit; provided, however, that Executive may serve (i) in a transition capacity with Stratagene Holding Corporation and its affiliates (collectively, "Stratagene"), for a period not to exceed six months, as Executive deems necessary in connection with the transition in an orderly manner of Executive's roles and responsibilities in Stratagene to other executives within Stratagene, (ii) on civic or charitable boards or committees and (iii) on the Board of Directors of Stratagene and, with the prior approval of the Board, boards of corporations or business enterprises, in each case so long as such activities do not interfere with the performance of Executive's obligations under this Agreement.

                  (c) The Company agrees that Executive shall be included in the slate of nominees proposed by the Board in the Company's proxy statements delivered to its shareholders for election to the Board for as long as this Agreement is in effect.

         3. COMPENSATION OF EXECUTIVE. As compensation for the services to be performed under this Agreement:

                  (a) BASE SALARY. Effective December 1, 1999, Executive shall be paid a base salary at the initial annual rate of $425,000, payable in installments consistent with the Company's payroll practices, and subject to normal withholding. Executive's base salary shall be reviewed annually prior to each anniversary of this Agreement by the Board or its Compensation Committee and if the Board or Committee determines, in its discretion, that Executive's base salary is to be increased, such increase shall be effective as of such anniversary date;

                  (b) ANNUAL BONUS. Executive shall be entitled to an annual bonus which shall be determined as provided in this subsection (b):

                           (i) Commencing with the Company's anticipated new
                  fiscal year beginning January 1, 2000 and ending December 31, 2000 and for each subsequent fiscal year of the Company, the Board will set specific financial and non-financial performance targets and the amount of Executive's bonus will range $0 to a maximum amount equal to Executive's annual base salary as in effect for such fiscal year (with a target bonus of 100% of the then effective base salary) depending on the Board's determination of Executive's success in achieving the specified targets.

                           (ii) The bonus payable to Executive for each fiscal
                  year, if any is due, shall be paid to Executive, subject to normal withholding, promptly after the completion of the audit of the Company's financial statements for such fiscal year.

                  (c) OPTIONS. Upon execution of this Agreement, Executive will be granted special options to purchase 294,030 shares of the Company's common stock at an exercise price of $8.75 per share (the "Options"). The Options shall be "non-qualified" stock options, shall be subject to the other terms and conditions specified in the stock option agreement evidencing the same, shall have a term of four years from the date of grant, and shall vest at the rate of 1/48 of the total number thereof on the last day of each month commencing with the month of December, 1999 so long as Executive remains employed with the Company. The options will provide that if, during their term, the Company pays any extraordinary dividend or otherwise distributes assets to the Company's stockholders, the exercise price of the Options will be adjusted to preserve the economic benefit the Executive would have realized had Executive owned, on the record date for such extraordinary dividend or distribution, a number of shares of the Company's common stock equal to the total Options (vested and unvested) then held by Executive. The Company will register the shares of common stock acquirable upon exercise of the Options under the Securities Act of 1933. The Board or its Stock Option Committee will from time to time consider making additional grants to Executive, but the Company shall not be obligated to make any particular grant or grants thereof.

                  (d) BENEFITS. Executive shall be entitled to participate in the Company's insurance, health, life insurance, long term disability, dental and medical, and automobile programs as the same may exist from time to time on the terms and conditions applicable to other senior officers of the Company. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time. The Company will reimburse Executive for the reasonable cost of an annual physical examination, if Executive elects to have the same.

                  (e) VACATION. Executive shall be entitled to four weeks vacation per year. Such vacation shall be taken at such times as the Company and Executive shall mutually agree, acting reasonably, having regard to the performance of Executive's essential duties to the Company pursuant to the terms of this Agreement. Executive may accumulate unused vacation time from year to year to the extent permitted under the Company's vacation policy for executives as in effect from time to time.

                  (f) EXPENSES. Executive shall be reimbursed for all travel and other reasonable out-of-pocket expenses actually incurred by him in connection with the performance of his duties hereunder, subject the Company's expense reimbursement policies as in effect from time to time and to the receipt by the Company of receipts and statements in a form reasonably satisfactory to it.

         4.       TERMINATION.

                  (a) TERMINATION BY THE COMPANY FOR CAUSE. Notwithstanding anything to the contrary herein contained, the Company may terminate immediately the employment of Executive without notice and without pay in lieu of notice:

                           (i) if Executive commits an act of theft, fraud or material dishonesty or misconduct involving the property or affairs of the Company or the carrying out of Executive's duties; or

                           (ii) if Executive commits a material breach or material non-observance of any of the terms or conditions of this Agreement provided that Executive is given written notice of any such breach or non-observance and fails to remedy the same within 15 days of receipt of such notice; or

                           (iii) if Executive is convicted of a felony; or

                           (iv) if Executive refuses or fails to implement any reasonable directive issued by the Company's Board of Directors and Executive fails to remedy the refusal or failure within 15 days of receipt of written notice thereof; or

                           (v) if Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Company or any of its subsidiaries is a party or with which it is associated without making disclosure to and obtaining prior written consent of the Company.

         Upon the termination of Executive's employment pursuant to this Subsection (a), this Agreement and the employment of Executive hereunder shall be wholly terminated. Upon any such termination, Executive shall have no claim against the Company in respect of his employment for damages or otherwise except in respect of payment of base salary earned, due and owing and unused vacation time to the date of termination.

                  (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder at any time, for any reason or no reason, on not less than 15 days' prior written notice. In the event of termination pursuant to this Subsection (b), Executive will be paid:

                           (i) if the termination occurs prior to the second anniversary of the date of this Agreement, an amount equal to two times his annual base salary at the rate in effect on the date of his termination; and

                           (ii) if the termination occurs thereafter, an amount equal to the average of the total annual compensation (annual base salary plus bonuses earned, if any, for such years) earned by Executive for the preceding two full fiscal years of the Company prior to the date of termination.

                  In addition, if Executive is terminated under this subsection
         (b) prior to the second anniversary of the date of this Agreement, notwithstanding anything to the contrary contained herein or in the applicable stock option agreements, all of the stock options then held by Executive (including the Options) shall continue to vest in accordance with their terms through the second anniversary of the date of this Agreement and shall be exercisable to the extent so vested by Executive on or prior to the 60th day following the second anniversary date of this Agreement.

                  (c) TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder at any time, for any reason, upon the giving of not less than 15 days' prior written notice to the Board. In the event of termination by Executive under this clause (c), Executive shall be entitled to receive only his base salary and unused vacation time due him through the effective date of termination. Upon the termination of Executive's employment pursuant to this Subsection (a), this Agreement and the employment of Executive hereunder shall be wholly terminated. Upon any such termination, Executive shall have no claim against the Company in respect of his employment for damages or otherwise except in respect of payment of base salary earned, due and owing and unused vacation time to the date of termination.

                  (d) TERMINATION BY THE COMPANY DUE TO DEATH OR DISABILITY. The employment of Executive shall, at the option of the Company, terminate immediately in the event of his death or permanent disability, in which case notice in writing from the


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         Company shall be sent to Executive or his legal representative. In the event of termination under this clause (d), in addition to any disability benefit coverage to which he may be entitled under any disability insurance programs maintained by the Company in which he is a participant, Executive will be paid an amount equal to the difference between (i) six months salary at Executive's annual base salary rate as in effect on the date of the termination under this clause (d) and (ii) the amount of disability benefits for a six-month period payable to Executive under the Company's long-term disability program in which he is a participant. Except as provided in the preceding sentence, Executive shall be entitled to no additional compensation under this Agreement following the date of termination under this clause (d), other than base salary earned but not paid, and unused vacation time accrued, through the date of termination. For purposes of this Agreement "permanent disability" shall mean an illness, disease, mental or physical disability or other causes beyond Executive's control which makes Executive incapable of discharging his duties or obligations hereunder, or causes Executive to fail in the performance of his duties hereunder, for six consecutive months, as determined in good faith by the Board based on a report of a physician selected in good faith by the Board.

                  (e) TERMINATION BY EXECUTIVE UPON A CHANGE OF CONTROL. In the event that (x) a Change of Control (as hereinafter defined) occurs and
         (y) at any time prior to the third anniversary of such Change of Control a Triggering Event (as hereinafter defined) shall occur, then unless the Executive shall have given his express written consent to the contrary, Executive may, upon 30 days written notice to the Company, terminate his employment hereunder. In such event Executive shall be entitled to the following:

                           (i) Following the date of the Triggering Event, Executive shall be paid two cash payments each to be equal to Executive's annual base salary in effect on the date of the Triggering Event, the first of such payments to be paid within 30 days of the Triggering Event and the second of such payments to be paid on the first anniversary of the date of the Triggering Event, in each case subject to normal withholding.

                           (ii) As of the date of the Triggering Event, notwithstanding the vesting schedule set out in Subsection 3(c) above, all of the Options shall thereupon become fully vested; and

                           (iii) For a one year period following the date of the Triggering Event, Executive shall be provided with employee benefits substantially identical to those to which Executive was entitled immediately prior to the Triggering Event, subject to any changes or modifications (including reductions or terminations) to the Company's employee benefit and welfare plans that are made generally for all of the Company's senior executives.

                           In the event that the benefits provided for in this Subsection 4(e) to be paid Executive constitute "parachute payments" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (a) a


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


         payment from the Company sufficient to pay such excise tax and (b) an additional payment from the Company sufficient to pay the Federal and California income tax arising from the payment made under clause (a) of this sentence. Unless the Company and Executive otherwise agree, the determination of Executive's excise tax liability and the Federal and California income tax resulting from the payment under clause (a) above shall be made by the Company's independent accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Company and Executive for all purposes. For purposes of making the calculations required by this Subsection 4(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the determinations required by this Subsection 4(e). The Company shall bear the expenses of the Accountants under this Subsection 4(e).

                           For purposes of this Subsection 4(e):

                                    (a) Change of Control" means the occurrence
         of any one of the following: (i) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any person, entity or group acting in concert, acquiring "beneficial ownership" (as defined in rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of common equity stock of the Company as shall exceed 50% of such aggregate voting power; or (ii) a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting power represented by the voting securities of the Company or such entity outstanding immediately after such merger or consolidation; or (iii) the shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the Company's assets (other than in connection with a sale or disposition to subsidiaries of the Company or in connection with a reorganization or restructuring of the Company); or (iv) there occurs a change in the composition of the Board as a result of which fewer than a majority of the directors are Incumbent Directors (as hereinafter defined). "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Commencement Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors casting votes at the time of such election or nomination.

                                    (b) "Triggering Event" means any of the
         following: (i) the termination by the Company without Cause of Executive's employment pursuant to Subsection 4(a) hereof; (2) the reduction of Executive's annual base salary or annual incentive bonus formula from that in effect on the date of the Change of Control; (3) the removal of Executive as the Company's President and Chief Executive Officer or a reduction in his duties and responsibilities; or (4) the relocation of Executive's principal place of employment to a location outside San Diego County, California.

                  (f) PAYMENTS. Any amounts payable to Executive under this
         Section 4 shall be paid, unless otherwise specified hereunder, within 30 days of the date the payment obligation accrues and shall be subject to normal withholding.

                  (g) EXCLUSIVE RIGHTS. In connection with any termination under Subsection 4(b) or 4(e), Executive shall have no claim against the Company in respect of his employment for damages or otherwise except in respect of the payments and other provisions specified in such Subsections.

                  (h) COOPERATION. Upon any termination of employment by the Company or by Executive hereunder, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

         5. RESOLUTION OF DISPUTES. The parties recognize that claims, controversies and disputes may arise out of this Agreement with respect to Executive's employment, termination of employment, or other terms of this Agreement or based on common law or statute, either during the existence of the employment relationship or afterwards. The parties agree that should any such claim, controversy or dispute arise, the parties will use their best efforts to resolve such dispute informally, between them. In the event that any such claim, controversy or dispute between Company and Executive cannot be resolved within thirty (30) days after either party first gives notice in writing that any such claim, controversy or dispute exists, either party may then refer the matter to arbitration before JAMS/ENDISPUTE pursuant to its rules for resolution of employment disputes.

         The parties hereby agree that referral to arbitration shall be the sole recourse of either party under this Agreement with respect to any such claim, controversy or dispute and that the decision of the arbitrator shall be binding on the parties in accordance with applicable law; provided, however, that nothing in this Section 5 shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. The parties shall keep confidential the existence of each such the claim, controversy or dispute from third parties (other than arbitrator), and the determination thereof, unless otherwise required by law. Except as provided in the following sentence, such decision rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. In rendering his or her decision, the arbitrator shall be bound to follow California or Federal law, as applicable, in the same manner as would a court of law. Any claim that the arbitrator made a mistake or error in determining or applying the appropriate law shall be subject to judicial review.

         The parties further agree that the party prevailing in the arbitration shall be entitled to its reasonable attorney's fees and that the arbitration itself shall take place within the County of San Diego, California, and that the internal laws of the State of California shall apply.


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         6.       GENERAL OBLIGATIONS OF EXECUTIVE.

                  (a) Executive agrees and acknowledges that he owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company, to not knowingly become involved in a conflict of interest and to not knowingly do any act or knowingly make any statement, oral or written, which would injure the Company's business, its interest or its reputation unless required to do so in any legal proceeding by a competent court with proper jurisdiction.

                  (b) Executive agrees to comply at all times with all applicable policies, rules and regulations of the Company, including, without limitation, the Company's policy regarding trading in the Common Stock, as is in effect from time to time.

         7. NO SOLICITATION. Executive agrees that in the event he is no longer employed by the Company, for any reason, he shall not hire, solicit or otherwise cause to be solicited for employment elsewhere, either directly or indirectly, for a period of one year from his termination of employment, any employee, officer or director of the Company or any individual who chooses not to join the Company, provided that Executive participated actively in the recruiting of such individual.

         8. NONCOMPETITION. Executive agrees that for a period of one year following termination of his employment with the Company for any reason, he will not, nor will he permit any entity or other person under his control to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, director, officer, employee, agent, consultant, partner, creditor or otherwise, any business or activity which is competitive with any business or activity engaged in by the Company or any of its subsidiaries or affiliates anywhere within (i) the State of California, or (ii) any other state of the United States and the District of Columbia in which the Company engages in or has engaged in business during the past five years.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and contains all agreements between them with the exception of the 1995 Stock Option Plan (and any stock option agreements issued thereunder) the other employee benefit and welfare programs maintained by the Company, and the Invention and Secrecy Agreement dated the date of this Agreement signed by Executive, which are supplementary to this Agreement and are each deemed to be incorporated herein by reference. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied in this Agreement, and that no agreement, statement or promise not contained in this Agreement shall be valid or binding. Except for the other agreements, plans and programs referred to in this Section 9, this Agreement also supersedes any and all other agreements and contracts whether verbal or in writing relating to the subject matter hereof.


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         10.      AMENDMENT. Except as otherwise specifically provided herein, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties; provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by the Chairman of the Board on behalf of the Company and by Executive.

         11. INVALIDITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this contract shall be construed in all respects as if such invalid or unenforceable provision has been omitted.

         12. BINDING NATURE. Executive's rights and obligations under this Agreement shall not be assignable, transferable or delegable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be enforceable by, any purchaser of substantially all of the Company's assets, any corporate successor to the Company or any assignee thereof.

         13. ASSISTANCE IN LITIGATION. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party. Except where Executive is a named defendant, Executive shall be paid a reasonable hourly fee to be mutually agreed upon.

         14. INDEMNIFICATION. The Company shall indemnify Executive in accordance with its standard indemnification policy for offices and directors of the Company and as required by applicable law.

         15. NO DUTY TO MITIGATE. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source not paid for by the Company.

         16. CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California except for Sections 7 and 8 hereof which shall be governed by, and interpreted and construed in accordance with, the internal laws (without giving effect to choice of law principles) of the jurisdiction in which either of said Sections is being sought to be enforced.

         17. NOTICES. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and, if given by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mail, as registered or certified mail, with


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proper postage prepaid and addressed to the party or parties to be notified, at the following addresses:

                  If to Executive to:

                  Carlton J. Eibl
                  1903 El Camino del Teatro
                  La Jolla, California  92037
                  Telephone:  (858) 551-8237
                  Fax:  (858) 551-8254

                  If to the Company to:

                  Maxwell Technologies Inc.
                  9275 Sky Park Court
                  San Diego, California  92123
                  Attn:  General Counsel
                  Telephone:  (619) 576-7502
                  Fax:  (619) 277-6754

         18. INJUNCTIVE RELIEF. The Company and Executive agree that a breach of any term of this Agreement by Executive would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of Executive's duties or responsibilities hereunder.

         19. RELEASE. If Executive's employment hereunder shall terminate under Subsection 4 (b) or 4(e), Executive agrees, as a condition to his entitlement to receive the amounts specified in such Subsections to be due to him, to execute and deliver to the Company a release in the form attached hereto as EXHIBIT A. Such release shall be delivered by Executive at the time of termination, but shall become effective only after Executive has received all payments specified in this Agreement to be due to him from the Company in respect of his termination.


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


         20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties to this Agreement may execute this Agreement by signing any such counterpart.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 9th day of November, 1999.

                                    "Company"

                                    MAXWELL TECHNOLOGIES, INC.


                                    By:  /s/ Donald M. Roberts
                                         ---------------------

                                    "Executive"


                                    /s/ Carlton J. Eibl
                                    --------------------------
                                    Carlton J. Eibl

EXHIBIT A

                          WAIVER AND RELEASE AGREEMENT

This Release is given
By the Releasor(s):                 Carlton J. Eibl
Address:

hereinafter referred to as          "I" or "me",

To the Releasee(s):                 MAXWELL TECHNOLOGIES, INC. and its parent,
                                    division, subsidiary and affiliated
                                    corporations (including predecessors and successors) and their Officers, Directors,
                                    Shareholders, Partners, Employees and
                                    Representatives and their successors and assigns

sometimes hereinafter referred to as "you."

1. RELEASE. Subject to Paragraph 3 hereof, I hereby release and give up any and all actions, causes of actions, claims and rights (hereinafter "Claims") which I may have against you. This releases all claims, including those of which I am not aware and those not mentioned herein. This Waiver and Release Agreement ("Agreement") applies to Claims resulting from anything that has happened up to now. I specifically release any and all Claims relating in any way to my employment relationship, or the termination of my Employment Agreement dated as of April 30, 1999, with you, including but not limited to any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act of 1986, the California Fair Employment and Housing Act or any other federal, state or local laws or ordinances and any common law claims under tort, contract, or any other theories now or hereafter recognized. This Agreement specifically includes, but without limitation, all Claims arising out of my employment relationship with you.

2. WAIVER. Subject to Paragraph 3 hereof, I hereby acknowledge and assume all risks or chances that the injuries claimed to have resulted from the above stated matter may become greater or more extensive than now known, anticipated or expected. I understand that this instrument shall be effective as a full and final release of all Claims. I acknowledge that I am familiar with and have been provided with separate consideration for that portion of Section 1542 of the Civil Code of the State of California which provides as follows:

              "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor."


I waive any right that I have under the above-mentioned Section 1542 to the fullest extent that I may lawfully waive all such rights pertaining to the subject matter of this Agreement. In connection with the above waiver, I am aware that I may hereafter discover Claims or facts in addition to or different from those I now know or believe to exist with respect to the subject matter of this instrument or you. However, I and my successors and assigns hereby settle and release all of the Claims which I may have against you. I acknowledge that you have specifically bargained for this Agreement.

3. EFFECTIVENESS. This Agreement, and the release and waivers contained herein, is subject to and shall become effective only after, you have paid in full the amounts due to me under the Employment Agreement dated as of November 9, 1999 between you and me.

4. NO ADMISSIONS. I agree and acknowledge that this Agreement is not to be construed as an admission of any violation of any federal, state or local statutes, ordinance or regulation or any duty allegedly owed by you to me. You specifically disclaim any liability to me on any basis.

5. TIME PERIODS. I have been given the opportunity to take a period of at least twenty-one (21) days within which to consider this Agreement. If I choose to sign this Agreement before that time period expires, I do so knowingly and voluntarily. I also understand that I have the right to change my mind and cancel this Agreement within seven (7) days following the date that I have signed it by doing so in writing. This Agreement will not be effective until the end of this seven (7) day period.

6. CONSIDERATION. In exchange for, consideration of and reliance on my execution of this Agreement, you have agreed, upon the expiration of the seven (7) day time period referred to in Paragraph 4 above, to commence making the payments pursuant to Subsection 4(b) or 4(e), as applicable of that certain Employment Agreement dated as of November 9, 1999. I agree that I will not seek anything further, including any other payment from you. I further agree, in return for receipt of the foregoing payments, to abide by all of your rules, policies and procedures applicable to current and former employees.

7. CONFIDENTIALITY. I agree that the terms and conditions of this Agreement shall remain confidential and shall not be disclosed to any other person (other than my family members, attorneys, and accountants who shall be informed of and bound by the confidentiality provisions of this Agreement) other than as required by court order, legal process or applicable law or as otherwise agreed to by you and me. I understand that this provision regarding confidentiality constitutes a substantial inducement for you to enter into this Agreement.

8. WHO IS BOUND. I am bound by this Agreement. Anyone who succeeds to my rights and responsibilities, such as my heirs or the executor of my estate, is also bound by this Agreement. This Agreement is made for your benefit and that of anyone who succeeds to your rights and responsibilities.

9. NO INDUCEMENTS. I further warrant that no promise or inducement for this Agreement has been made except as set forth herein, that this Agreement is executed without reliance upon any statement or representation by any person or parties released, their officers, directors, employees, agents or representatives, concerning any fact material to my act in releasing them, and that I am legally competent to execute this Agreement and accept full responsibility therefor.

10. REPRESENTATIONS. I understand and agree that I understand the contents, implications, and consequences of this Agreement, and that I agree to the terms of this Agreement and have executed it voluntarily. I have had an opportunity to discuss the terms of this Agreement with individuals of my own choosing who are not associated with you. I have been advised by you to consult with an attorney of my own choosing.

11. ENTIRE AGREEMENT. This Agreement and the Employment Agreement dated as of November 9, 1999 constitute the entire agreements between you and me concerning the subject matter hereof and supersede all prior agreements between you and me.. This Agreement may not be modified orally. I understand and agree to the terms of this Agreement.

12. GOVERNING LAW. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall cases to be construed as a whole, according to its fair meaning, and not strictly for or against you or me.

13. INVALIDITY. Should any provisions of this Agreement be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

                  Intending to be legally bound hereby, the undersigned has executed this Agreement as of the date written freely and voluntarily.


Dated:
      ----------------                      -----------------------------------
                                                     Carlton J. Eibl


                                            MAXWELL TECHNOLOGIES, INC.


Dated:                                      By:
      ----------------                         --------------------------------

                           MAXWELL TECHNOLOGIES, INC.
                             STOCK OPTION AGREEMENT
                          (Non-Qualified Stock Option)

         THIS AGREEMENT, made and entered into as of November 9, 1999 by and between MAXWELL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and Carlton J. Eibl ("Optionee").

                                   WITNESSETH:

         WHEREAS, the Company and Optionee are parties to that certain Maxwell Technologies Inc. Employment Agreement, dated November 9, 1999 ("Employment Agreement");

         WHEREAS, the Employment Agreement provides for the award to Optionee of options to purchase shares of the Company's Common Stock which are not from any pool of options covered by the Company's 1995 Stock Option Plan but a special one time grant; and

         WHEREAS, pursuant to the Employment Agreement, the Board of Directors of the Company, has authorized the granting of a special stock option (the "Option"), as an inducement for Optionee to accept employment as the president and chief executive officer of the Company and in the conviction that the interests of the Company will be advanced by encouraging and enabling Optionee to acquire a proprietary interest in the Company;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. OPTION GRANT AND ACCRUAL OF RIGHT TO PURCHASE. As a matter of separate inducement and agreement in connection with his employment with the Company and/or any of its subsidiaries, and not in lieu of any salary or other compensation for Optionee's services, the Company hereby grants to Optionee, at the times, on the terms and subject to conditions set forth herein, the right and "non-qualified stock option" to purchase an aggregate of 294,030 shares of the Company's Common Stock, par value $.10, at the purchase price of $8.75 per share (the "Option"). The Option shall continue for, and is limited to, the period of 120 months from and after the Grant Date (which 120 month period is hereinafter referred to as the "Option Period"), except as and to the extent that (a) the term of the Option may be reduced as provided in Paragraphs 4 and 5 hereof, or (b) the Option may be terminated as provided in Paragraph 13 hereof. In no event may the Option or any portion thereof be exercised after the end of the Option Period.

         The Option shall become exercisable and shall vest at the rate of 1/48 of the total number of shares covered hereby on the last day of each month commencing with the month of December, 1999, so long as Optionee remains employed with the Company. On and after the fourth anniversary of Grant Date the Option shall be 100% exercisable as to all shares covered hereby.

         Notwithstanding the preceding paragraph, in the event that Optionee's employment with the Company is terminated under circumstances specified in
Section 4(b) or 4(e) of the Employment Agreement, the Option shall become exercisable in the manner and at the time set forth in such section.

         Prior to the expiration of the Option Period as specified above, and subject to the provisions hereof, all or any portion of the shares of Common Stock available for exercise may be purchased at any time and from time to time after they become exercisable; provided that in no case may Optionee exercise the Option for a fraction of a share.

         2. METHOD OF EXERCISE. The Option shall be exercisable by the giving of written notice of exercise to the Company, in either of the manners set forth below in this Paragraph 2, specifying the number of shares to be purchased and accompanying such notice with (i) payment by cash and/or check payable to the Company of the full purchase price therefor or (ii) in the discretion of the Committee at the time of the exercise of the Option regarding whether to permit payment in either of the following manners 1) payment by a stock certificate or certificates, duly endorsed for transfer to the Company, representing shares of Common Stock of the Company owned by the Optionee which have a fair market value on the date of exercise equal to the purchase price or 2) cash and/or a check payable to the Company and a stock certificate or certificates, duly endorsed for transfer to the Company, representing shares of the Common Stock of the Company owned by the Optionee, which, when added to the amount of the cash and/or check, have a fair market value on the date of exercise equal to the purchase price and (iii) if required by the Company, the written representations and agreements referred to in Paragraph 7 hereof. If sent by mail such written notice shall be deemed for all purposes to be given and the Option exercised on the second business day following the date the same is deposited in the United States mail, properly addressed to the Secretary of the Company, with postage thereon prepaid. If personally delivered, such written notice shall be deemed for all purposes to be given and the Option exercised on the date the same is personally delivered to the Secretary of the Company (or such other officer as may be designated by the Company in writing).

         3. WHO MAY EXERCISE. The Option shall be exercisable during the lifetime of Optionee only by the Optionee. In the event that the notice specified in Paragraph 2 hereof shall, pursuant to the provisions of Paragraph 5 hereof, be given by any person other than Optionee, such notice shall be accompanied by appropriate evidence satisfactory to the Company to establish such person's right to exercise the Option.

         4. EXERCISE UPON TERMINATION OF EMPLOYMENT. Subject to the other provisions hereof, if Optionee shall cease to be employed by the Company or any subsidiary of the Company for any reason other than the death of Optionee, the Optionee may, during the sixty (60) day period following his termination of employment with the Company or subsidiary (or following such later date as provided in Section 4(b) of the Employment Agreement), exercise the Option to the extent that the Option was exercisable on the date of termination of Optionee's employment (or on such later date); provided, however, that in no event shall the Option or any portion thereof be exercisable except during the Option Period. The Optionee's right to exercise the Option, to the extent permitted under this Paragraph 4, shall terminate at the end of said sixty (60) day period.

         5. EXERCISE IN THE EVENT OF DEATH. Subject to the other provisions hereof, in the event of the death of Optionee while in the employ of the Company or a subsidiary of the Company, the Option may be exercised by the person or persons to whom Optionee's rights under the Option shall pass by Optionee's will or by the laws of descent and distribution. In such event, the Option may be exercised during the one year period following the Optionee's date of death, but only to the extent that Optionee was entitled to exercise the Option at the date of death; provided, however, that in no event shall the Option or any portion thereof be exercisable except during the Option Period. The right to exercise the Option provided under this Paragraph 5, to the extent permitted hereunder, shall terminate on the first anniversary of the date of the Optionee's death.

         6. STOCK TO BE ISSUED. Shares to be issued on the exercise of the Option may, at the election of the Company, be either authorized and unissued shares or shares previously issued and re-acquired by the Company.

         7. INVESTMENT REPRESENTATION AND RESTRICTIONS ON DISPOSITION. By accepting the Option, Optionee agrees for himself or herself and any other person or persons entitled to exercise the Option pursuant to the provisions of Paragraph 5 hereof, that any and all shares purchased upon the exercise of the Option shall be acquired for investment and not with a view to distribution, and that if required by the
Company: 1) each notice of the exercise of all or any portion of the Option shall be accompanied by such representations and agreements in writing, signed by the Optionee or such other person or persons entitled to exercise the Option, as the case may be, and in form and substance satisfactory to the Company, to such effect as the Company may deem necessary in order to insure compliance with all laws, orders, rules, regulations, conditions and undertakings of any kind which may be in effect at any time with respect to the purchase or disposition of any shares purchased upon exercise of the Option, including, but not limited to, a representation to the effect that the shares covered by such notice are being acquired in good faith for investment and not for distribution; 2) the certificate or certificates evidencing the shares may be legended with language appropriate to give notice of the restrictions referred to in this Paragraph 7; and 3) the Company may place "stop orders" or other impediments to the transfer of the shares until it is satisfied that the transfer can be made in conformity with the representations and agreements of Optionee made pursuant to this Paragraph 7. Optionee understands that the effect of this Paragraph 7 is to restrict the right to sell, transfer or otherwise distribute such shares except in accordance with the Securities Act of 1933 ("the Act") and all other laws, orders, rules, regulations, conditions and undertakings of any kind which may be in effect at any time with respect to the purchase or disposition of such shares. In the event such shares are or shall at any time hereafter become duly registered under the Act, then those provisions of this Paragraph 7 which the Company determines are rendered unnecessary by reason of such registration shall not be operative during such time as said registration remains effective.

         8. RESTRICTIONS ON EXERCISE. Each exercise of the Option shall be subject to the condition that if at any time the Company shall determine in its discretion that 1) the satisfaction of withholding tax or other withholding liabilities, or 2) the listing, registration or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or 3) the consent or approval of any regulatory body, or 4) the perfection of any exemption from any such withholding, listing, registration, qualification, consent or approval is necessary or desirable as a condition of, or in connection with, such exercise or the issuance, delivery or purchase of shares hereunder, then in any such event, such exercise shall not be effective, and the Company shall not be required to accept a notice of exercise delivered by Optionee pursuant to Paragraph 2 hereof or the tender of any portion of the purchase price for the shares covered by such exercise or to issue or deliver any certificate or certificates for shares intended to be purchased by such exercise, unless such withholding, listing, registration, qualification, consent, approval or exemption shall have been effected, obtained or perfected free of any conditions not acceptable to the Company.

         9. ADJUSTMENTS. In the event that prior to the delivery by the Company of all the shares covered by the Option, the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Board in the number, kind and exercise price of shares for the purchase of which Options have theretofore been or may thereafter be granted to the Optionee. In the event that the Company shall determine to merge, consolidate or enter into any other reorganization with or into any other corporation, or in the event of any dissolution or liquidation of the Company, and in the further event that neither
(i) appropriate adjustment is made in the number, kind and exercise price of shares under the Option, nor (ii) does the surviving entity (which may be the Company) tender to the Optionee, substitute options to purchase shares or equity interests of the surviving entity which substituted options shall contain terms substantially, preserving the rights and benefits (including economic value) of the options outstanding hereunder, plus any reasonable changes to reflect the circumstances of the surviving entity, then the Option granted shall terminate as of the date of such merger, consolidation, reorganization, dissolution or liquidation, provided that written notice of such event shall have been given to the Optionee not less than five (5) days prior to the date of such event. If the Option will terminate as contemplated in the preceding sentence, the Optionee shall have the right during the period commencing on the date the notice referred to above is given and concluding on the date of such merger, consolidation, reorganization, dissolution or liquidation, as the case may be, to exercise the Optionee's unexercised Option, including for any shares as to which such Option would not otherwise have been exercisable on such date. All adjustments and determinations hereunder shall be made by the Board, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding and conclusive.

         In the event the Company, at any time or from time to time after the date hereof, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, without payment therefor, (i) a dividend payable in cash or property (including securities of subsidiaries) attributable to the sale by the Company of assets (including subsidiaries) other than in the ordinary course of business or (ii) a distribution of assets (including securities of subsidiaries), then, and in each such case, the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of the Persons entitled to receive such dividend or distribution shall be adjusted, effective as of the close of business on such record date, to a price equal to such Exercise Price in effect less (x) the amount of such dividend per Common Share (if in cash), or (y) the value per share of Common Stock of such dividend or distribution (if in property), with such value to be determined in good faith by the Board of Directors of the Company.

         10. ISSUANCE OF CERTIFICATES AND RIGHTS AS SHAREHOLDERS OF THE COMPANY. As soon as practicable after the exercise of the Option as provided in Paragraph 2 hereof, but subject to the provisions of Paragraphs 7 and 8 hereof, the Company shall issue and deliver to Optionee or any other person who has exercised the Option pursuant to the provisions of Paragraph 5 hereof a certificate evidencing the shares purchased thereby. Neither Optionee nor any other person entitled to exercise the Option pursuant to the provisions of Paragraph 5 hereof shall be or have any of the rights or privileges of a shareholder of the Company in respect of any of the shares issuable upon the exercise of the Option unless and until a certificate representing such shares shall have been issued and delivered.

         11. TRANSFERABILITY OF OPTION. Except as otherwise herein provided, the Option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege conferred hereby contrary to the provisions hereof, or upon the levy of any attachment or similar process on the rights and privileges conferred hereby, contrary to the provisions hereof, the Option and the rights and privileges conferred hereby shall immediately become null and void.

         12. INTERPRETATION OF AGREEMENT. The Committee shall have the full and final authority in its discretion to construe, interpret and define all terms and provisions of this Agreement and to correct any defect or supply any omission or reconcile any inconsistency herein and to prescribe rules and regulations relating to the administration of the Option.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                          /s/ Carlton J. Eibl
                                      ------------------------------------------
                                            Carlton J. Eibl, "Optionee"


                           MAXWELL TECHNOLOGIES, INC.


                            By: /s/ Donald M. Roberts
                                ------------------------------------------------
                                Donald M. Roberts, Vice President, Secretary & General Counsel